EXHIBIT 99.1

FOR RELEASE: Tuesday, October 31, 2017 at 4:30 PM (Eastern)

HOME FEDERAL BANCORP, INC. OF LOUISIANA REPORTS RESULTS OF OPERATIONS
FOR THE QUARTER ENDED SEPTEMBER 30, 2017

Shreveport, Louisiana – October 31, 2017 – Home Federal Bancorp, Inc. of Louisiana (the "Company") (Nasdaq: HFBL), the holding company of Home Federal Bank, reported net income for the three months ended September 30, 2017 of $1.008 million, an increase of $6,000, or 0.6%, compared to net income of $1.002 million reported for the three months ended September 30, 2016. The Company's basic and diluted earnings per share were $0.55 and $0.53, respectively, for both the three months ended September 30, 2017 and September 30, 2016.

The increase in net income for the three months ended September 30, 2017 resulted primarily from an increase of $285,000, or 8.2%, in net interest income partially offset by a $150,000 or 13.4%, decrease in non-interest income, a $56,000, or 2.0%, increase in non-interest expense, and a $73,000, or 14.7%, increase in the provision for income tax expense. The increase in net interest income for the three months ended September 30, 2017 was primarily due to a $498,000, or 12.2%, increase in total interest income, partially offset by an increase of $213,000, or 33.4%, in aggregate interest expense primarily due to an increase in the average volume of interest bearing loans receivable. The Company's average interest rate spread was 3.48% for the three months ended September 30, 2017 compared to 3.68% for the three months ended September 30, 2016. The Company's net interest margin was 3.69% for the three months ended September 30, 2017 compared to 3.83% for the three months ended September 30, 2016. The decrease in the average interest rate spread on a comparative quarterly basis was primarily the result of an increase of nineteen basis points in average rate on interest-bearing liabilities.  The decrease in net interest margin was primarily the result of a higher percentage increase in the average volume of interest-earning assets for the three months ended September 30, 2017 compared to the prior year quarterly period.

The $150,000 decrease in non-interest income for the three months ended September 30, 2017 compared to the prior year quarterly period was due to a decrease of $193,000 in gain on sale of loans, a decrease of $110,000 in gain on sale of real estate, and a decrease of $1,000 in income from bank owned life insurance, partially offset by an increase of $94,000 in gain on sale of securities, an increase of $53,000 in service charges on deposit accounts, and a $7,000 increase in other non-interest income.  The Company sells most of its long term fixed rate residential mortgage loan originations, primarily in order to manage interest rate risk.

The $56,000 increase in non-interest expense for the three months ended September 30, 2017 compared to the same period in 2016 was primarily attributable to increases of $65,000 in legal fees, $51,000 in other non-interest expense, $12,000 in data processing expense, and $3,000 in both occupancy and equipment expense and bank share tax expense.  The increases were partially offset by decreases of $32,000 in advertising expense, $19,000 in loan and collection expense, $17,000 in deposit insurance premiums, $8,000 in compensation and benefits expense, and $2,000 in audit and examination fees.

The following table sets forth the Company's average balances and average yields earned and rates paid on its interest-earning assets and interest-bearing liabilities for the periods indicated.

	For the Three Months Ended September 30,
	2017		2016
	Average Balance	Average Yield/Rate	Average Balance	Average Yield/Rate
	(Dollars in thousands)
Interest-earning assets:
Loans receivable	$330,376	5.14%	$300,441	5.14%
Investment securities	60,539	1.78	54,275	1.44
Interest-earning deposits	11,637	1.30	3,165	0.50
Total interest-earning assets	$402,552	4.53%	$357,881	4.54%

Interest-bearing liabilities:
Savings accounts	$35,758	0.52%	$29,437	0.43%
NOW accounts	36,277	0.48	38,964	0.51
Money market accounts	41,466	0.35	47,710	0.32
Certificates of deposit	164,502	1.40	132,820	1.25
Total interest-bearing deposits	278,003	1.01	248,931	0.86
Other bank borrowings	--	--	400	2.98
FHLB advances	42,890	1.33	45,898	0.82
Total interest-bearing liabilities	$320,893	1.05%	$295,229	0.86%

At September 30, 2017, the Company reported total assets of $418.0 million, a decrease of $8.6 million, or 2.0%, compared to total assets of $426.6 million at June 30, 2017. The decrease in assets was comprised primarily of decreases in investment securities of $6.9 million, or 10.6%, from $65.3 million at June 30, 2017 to $58.4 million at September 30, 2017, loans held-for-sale of $5.6 million, or 41.4%, from $13.6 million at June 30, 2017 to $8.0 million at September 30, 2017, cash and cash equivalents of $4.4 million, or 36.6%, from $11.9 million at June 30, 2017 to $7.5 million at September 30, 2017, premises and equipment of $101,000, or 0.8%, from $12.2 million at June 30, 2017 to $12.1 million at September 30, 2017, and other assets of $77,000, or 0.8%, from $10.3 million at June 30, 2017 to $10.2 million at September 30, 2017.  These decreases were partially offset by an increase in loans receivable, net of $8.4 million, or 2.7%, from $312.8 million at June 30, 2017 to $321.2 million at September 30, 2017, and real estate owned of $143,000, or 26.5%, from $540,000 at June 30, 2017 to $683,000 at September 30, 2017.  The decrease in investment securities was primarily due to the sale of $3.5 million of mortgage-backed securities along with $3.3 million of principal repayments on mortgage-backed securities during the quarter ended September 30, 2017.  We realized a profit of $94,000 from the sale of the securities.  The decrease in loans held-for-sale resulted primarily from a decrease in loans originated for sale during the quarter ended September 30, 2017.  Real estate owned increased by $143,000 during the quarter ended September 30, 2017 due to the foreclosure on a one-to-four family mortgage loan.

Total liabilities decreased $8.7 million, or 2.3%, from $380.4 million at June 30, 2017 to $371.7 million at September 30, 2017, primarily due to a decrease in advances from the Federal Home Loan Bank of $14.1 million, or 28.8%, to $34.8 million at September 30, 2017 compared to $48.9 million at June 30, 2017, partially offset by an increase of $4.5 million in total deposits, or 1.4%, to $333.5 million at September 30, 2017 compared to $329.0 million at June 30, 2017, and an increase in other liabilities of $933,000, or 38.7%, to $3.3 million at September 30, 2017 compared to $2.4 million at June 30, 2017.  The increase in deposits was primarily due to a $3.8 million, or 7.0%, increase in non-interest bearing demand deposits from $54.4 million at June 30, 2017 to $58.2 million at September 30, 2017, a $3.0 million, or 1.8%, increase in certificates of deposit from $162.6 million at June 30, 2017 to $165.6 million at September 30, 2017, and a $2.1 million, or 5.9%, increase in savings deposits from $35.0 million at June 30, 2017 to $37.1 million at September 30, 2017, partially offset by a decrease of $3.5 million, or 10.1%, in NOW accounts from $34.5 million at June 30, 2017 to $31.0 million at September 30, 2017 and a decrease of $900,000, or 2.1%, in money market deposits from $42.4 million at June 30, 2017 to $41.5 million at September 30, 2017.  At September 30, 2017, the Company had $10.7 million in brokered deposits compared to $11.5 million at June 30, 2017.  The decrease in brokered deposits is due to brokered deposits that had matured during the quarter. The brokered certificates of deposit which have maturity dates greater than twelve months are callable by Home Federal Bank after twelve months pursuant to early redemption provisions.  The $933,000 increase in other liabilities was primarily due to increases in accrued income taxes and loan escrow balances.

At September 30, 2017, the Company had $3.3 million of non-performing assets (defined as non-accruing loans, accruing loans 90 days or more past due, and other real estate owned) compared to $3.6 million of non-performing assets at June 30, 2017, consisting of nine commercial business loans to one borrower, five single-family residential loans, two line of credit loans, one residential lot in other real estate owned, and one single-family loan in other real estate owned at September 30, 2017 compared to four single-family residential loans, two line of credit loans, fifteen commercial business loans, and one residential lot in other real estate owned at June 30, 2017.  At September 30, 2017, the Company had six single family residential loans, one line of credit loan, nine commercial business loans to one borrower, and five loans to one borrower consisting of two commercial real estate loans, two non-real estate loans, and one single family residential loan classified as substandard compared to four single family residential loans, one line of credit loan, one commercial real estate loan, and fifteen commercial business loans to two borrowers classified as substandard at June 30, 2017. There were no loans classified as doubtful at September 30, 2017 or June 30, 2017.  During the quarter ended December 31, 2016, we became aware that one of two related borrowers of fifteen commercial business loans in the aggregate amount of $2.8 million that were classified as substandard filed for Chapter 11 (reorganization) bankruptcy protection during that period. We charged off nine of the fifteen loans in the amount of $797,000 against the allowance for loan losses during the quarter ended September 30, 2017. We received principal payments in March 2017 for $272,000, May 2017 for $10,000, August 2017 for $15,000, and September for $15,000 reducing our exposure to $1.7 million and expect to continue to receive future monthly adequate protection payments.    These loans continue to be classified as substandard and are on non-accrual at September 30, 2017.  We are continuing to monitor these credits and presently believe that our allowance for loan losses at September 30, 2017 is adequate.  No additional losses are currently anticipated with respect to these loans.

Shareholders' equity increased $117,000, or 0.3%, to $46.4 million at September 30, 2017 from $46.2 million at June 30, 2017.  The primary reasons for the increase in shareholders' equity from June 30, 2017 were net income of $1.0 million, the vesting of restricted stock awards, stock options and the release of employee stock ownership plan shares totaling $135,000, and proceeds from the issuance of common stock from the exercise of stock options of $13,000.  These increases in shareholders' equity were partially offset by dividends paid totaling $234,000, acquisition of Company stock of $719,000, and a decrease in the Company's accumulated other comprehensive income of $86,000.

The Company repurchased 26,283 shares of its common stock under its stock repurchase program during the three months ended September 30, 2017 at an average price per share of $27.24. On October 12, 2016, the Company announced that its Board of Directors approved a seventh stock repurchase program for the repurchase of up to 97,000 shares.  As of September 30, 2017, there were an aggregate total of 77,548 shares remaining for repurchase under the seventh stock repurchase program.

Home Federal Bancorp, Inc. of Louisiana is the holding company for Home Federal Bank which conducts business from its six full-service banking offices and home office in northwest Louisiana.

Statements contained in this news release which are not historical facts may be forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995.  Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts.  They often include words like "believe," "expect," "anticipate," "estimate" and "intend" or future or conditional verbs such as "will," "would," "should," "could" or "may."  We undertake no obligation to update any forward-looking statements.

Home Federal Bancorp, Inc. of Louisiana
CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(In thousands)

	September 30, 2017	June 30, 2017
	(Unaudited)
ASSETS

Cash and cash equivalents	$7,547	$11,905
Securities available for sale at fair value	30,805	36,935
Securities held to maturity (fair value September 30, 2017: $27,373; June 30, 2017: $27,988)	27,560	28,357
Loans held-for-sale	7,988	13,631
Loans receivable, net of allowance for loan losses (September 30, 2017: $3,231; June 30, 2017: $3,729)	321,175	312,772
Premises and equipment, net	12,118	12,219
Real estate owned	683	540
Other assets	10,170	10,247

Total assets	$418,046	$426,606

LIABILITIES AND SHAREHOLDERS' EQUITY

Deposits	$333,502	$329,045
Advances from the Federal Home Loan Bank of Dallas	34,840	48,907
Other liabilities	3,341	2,408

Total liabilities	371,683	380,360

Shareholders' equity	46,363	46,246

Total liabilities and shareholders' equity	$418,046	$426,606

Home Federal Bancorp, Inc. of Louisiana
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share data)

	Three Months Ended
	September 30,
	2017	2016
Interest income
Loans, including fees	$4,284	$3,894
Investment securities	11	5
Mortgage-backed securities	260	192
Other interest-earning assets	38	4
Total interest income	4,593	4,095
Interest expense
Deposits	707	540
Federal Home Loan Bank borrowings	144	95
Other bank borrowings	--	3
Total interest expense	851	638
Net interest income	3,742	3,457
Provision for loan losses	300	300
Net interest income after provision for loan losses	3,442	3,157

Non-interest income
Gain on sale of loans	605	798
Gain on sale of real estate	--	110
Gain on sale of securities	94	--
Income on Bank Owned Life Insurance	36	37
Service charges on deposit accounts	216	163
Other income	17	10

Total non-interest income	968	1,118

Non-interest expense
Compensation and benefits	1,714	1,722
Occupancy and equipment	310	307
Data processing	167	155
Audit and examination fees	50	52
Franchise and bank shares tax	98	95
Advertising	40	72
Legal fees	146	81
Loan and collection	80	99
Deposit insurance premium	28	45
Other expenses	198	147

Total non-interest expense	2,831	2,775

Income before income taxes	1,579	1,500
Provision for income tax expense	571	498

NET INCOME	$1,008	$1,002

EARNINGS PER SHARE
Basic	$0.55	$0.55
Diluted	$0.53	$0.53

	Three Months Ended
	September
	2017	2016

Selected Operating Ratios(1):
Average interest rate spread	3.48%	3.68%
Net interest margin	3.69%	3.83%
Return on average assets	0.94%	1.03%
Return on average equity	8.57%	9.02%

Asset Quality Ratios(2):
Non-performing assets as a percent of total assets	0.78%	0.29%
Allowance for loan losses as a percent of non-performing loans	99.07%	278.95%
Allowance for loan losses as a percent of total loans receivable	1.00%	1.08%

Per Share Data:
Shares outstanding at period end	1,927,053	1,959,419
Weighted average shares outstanding:
Basic	1,816,295	1,812,578
Diluted	1,914,932	1,877,509
Tangible book value at period end	$24.06	$22.44
______________________________
(1) Ratios for the three month periods are annualized.
(2) Asset quality ratios are end of period ratios.

CONTACT:	James R. Barlow President and Chief Executive Officer (318) 222-1145